Dynatronics Corporation Announces Andrew Hulett as New Board Member

Eagan, Minnesota (January 15, 2024) - Dynatronics Corporation (NASDAQ: DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced the appointment of Andrew Hulett on January 12, 2024 to serve as a member of Dynatronics' Board of Directors to fill the vacancy created by Scott Klosterman's resignation.

Erin S. Enright, Chair of the Board of Directors expressed her excitement for Mr. Hulett's appointment: "Andy's depth of experience in business development provides Dynatronics' management team with an additional resource as we refine our business strategies for the current environment."

Mr. Hulett commented: "I'm excited for the opportunity to work closely with the Board of Directors, Brian Baker and the whole management team to pursue growth opportunities and contribute ideas to optimize the business."

Mr. Hulett, 50, has been a principal of Common Sail Investment Group, the parent of Laurus Strategies, Empower HR and five other businesses, from 2004 to the present. He led business development at Empower HR, an HR outsourcing services firm focused on professionalizing the back office of emerging middle market businesses, from 2011 through 2024. He helped lead the sale of the business in 2022 and supported transition activity with new ownership for two years. Mr. Hulett co-founded Laurus Strategies and was one of the firm's leading executives from 2004 to 2017. He helped lead the sale of the business in 2014 and was retained to support transition activity through 2017. From 1999 to 2004, Mr. Hulett was a Group Insurance Representative for Jefferson Pilot Financial, where he was recognized as a sales representative of the year 5 times. Mr. Hulett attended University of Minnesota and is a graduate of Carlson School of Management.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, and hospitals. The Company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann®, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

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Dynatronics Corporation
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SOURCE: Dynatronics Corporation